Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter dated February 2, 2016, included in RSP Permian, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference to the references to our firm, in the context in which they appear, and to our audit letter dated February 2, 2016, into the Company's previously filed Registration Statements on Form S-3 (File No. 333-202823), Form S-4 (File No. 333-209340) and Form S-8 (File No. 333-193754) in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

February 24, 2016
Dallas, Texas